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                                                                 Exhibit 21.0


                           SUBSIDIARIES OF THE COMPANY

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
NAME                                                LOCATION                               STATE OF INCORPORATION
----                                                --------                               ----------------------
Black Box Corporation                               Lawrence, Pennsylvania, USA            Delaware

BBOX Holding Company                                Wilmington, Delaware, USA              Delaware

Black Box of Pennsylvania                           Lawrence, Pennsylvania, USA            Delaware

BB Technologies, Inc.                               Wilmington, Delaware, USA              Delaware

Associated Network Solutions, Inc.                  St. Petersburg, Florida, USA           Florida

ATIMCO Network Services, Inc.                       Pittsburgh, Pennsylvania, USA          Pennsylvania

Black Box Foreign Sales Corporation                 St. Thomas, U.S.V.I.

Black Box Communication SANV                        Zaventum, Belgium

Black Box do Brazil Industria e Comercio Ltda.      Sao Paulo, Brazil

Black Box Canada Corporation                        Ontario, Canada

Black Box Catalogue, Ltd.                           Reading, England

Black Box France, S.A.                              Rungis, France

Black Box Deutschland GmbH                          Munich, Germany

Black Box Italia, SpA                               Vimodrone, Italy

Black Box Japan Kabushiki Kaisha                    Tokyo, Japan

Black Box de Mexico, S.A. de C.V.                   Mexico City, Mexico

Black Box Datacom, B.V.                             Utrecht, Netherlands

Datacom Black Box Services AG                       Altendorf, Switzerland

Datacom Black Box Holding, AG                       Zug, Switzerland

Black Box Australia Pty, Ltd.                       Croydon VIC, Australia

Black Box Catalog New Zealand Limited               Wellington, New Zealand
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